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                                                                     EXHIBIT 4.2

               AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT
               ------------------------------------------------


     AMENDMENT NO. 1 (the "Amendment"), dated as of January 20, 1998, to the Registration Rights Agreement, dated as of May 19, 1997 (the "Agreement"), by and among Gensia Sicor Inc. (the "Company"), Health Care Capital Partners, L.P. and Health Care Executive Partners, L.P. (herein collectively referred to as "HCCP").

                             W I T N E S S E T H :

     WHEREAS, in connection with the purchase by HCCP of the Company's securities, the Company granted to HCCP, pursuant to the Agreement, certain demand registration rights exercisable at any time after August 28, 1998; and

     WHEREAS, in recognition of HCCP's significant contributions to the Company, the Company now wishes to amend the Agreement to allow such demand registration rights to be exercised immediately; and

     WHEREAS, Section 5 of the Agreement provides that the Agreement may be amended in a writing signed by the Company and the holders of at least 66-2/3% of the Registrable Securities (as defined in the Agreement).

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.  Definitions: References.  Capitalized terms used in this Amendment but
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not defined herein shall have the meanings ascribed to them in the Agreement.

     2.  Amendment of Section 2.1.  Section 2.1(a) of the Agreement is hereby
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amended to read in full as set forth below:

     "Subject to Section 2.7 hereof, at any time and from time to time after January 19, 1998, upon the written request of holders (the "Initiating Holders") of Registrable Securities representing not less than 25% of the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants (excluding Contingent Warrants not then exercisable or which have expired) that the Company effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities, provided that in no event shall the Company be obligated to register shares of Common Stock pursuant to such request having a Current Market Value on the date of such request less than $5 million, the Company

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     will promptly, and in any event within ten days, give written notice of such requested registration to all registered holders of Registrable Securities, and thereupon the Company will use its best efforts to effect the registration under the Securities Act of

               (i) the Registrable Securities which the Company has been so requested to register by such Initiating Holders, and

               (ii) all other Registrable Securities which the Company has been requested to register by the holders thereof (such holders together with the Initiating Holders are hereinafter referred to as the "Selling Holders") by written request given to the Company within ten days after the giving of such written notice by the Company, all to the extent requisite to permit the disposition of the Registrable Securities so to be registered."

     3.   Release of Claims.  In consideration of the Company's execution of
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this Amendment, HCCP on its own behalf and on behalf of its partners, subsidiaries, affiliates, directors, officers, employees, trustees, attorneys, agents, representatives, assigns and successors, present and former, does hereby covenant not to sue and acknowledges complete satisfaction of and hereby remises, releases, absolves and forever discharges:

          (a) Claims.  Any and all Claims relating to the purchase of the
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     Purchased Securities (as defined in the Securities Purchase Agreement dated as of May 1, 1997 between the Company and HCCP (the "Securities Purchase Agreement")) by HCCP (including Claims of breach of any representation or warranty or certification in the Securities Purchase Agreement or in any of the agreements, letters or certificates related thereto (collectively, the "Documents"), or of misrepresentation in connection with such purchase, or of violation of any and all securities or antifraud laws). "Claims" means any and all claims, demands, liabilities, damages, costs, expenses, sums of money, suits, dues, actions and causes of actions.

          (b) Parties Against Whom Claims Released.  This covenant not to sue
              ------------------------------------
     and release of Claims shall extend to the Company, its successors and assigns, affiliates, subsidiaries, divisions and affiliated corporations, past and present, and their trustees, directors, officers, shareholders, agents, attorneys, advisors, insurers, and employees, past and present, and each of them.

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          (c) Unknown Claims.  HCCP understands and acknowledges that it is
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     possible that unknown losses or Claims exist or that present losses may have been underestimated in amount or severity, and HCCP explicitly took that into account in determining to enter into this Amendment, and nonetheless bargained, with the knowledge of the possibility of such unknown Claims, to provide a full accord, satisfaction and discharge of all such Claims. Consequently, HCCP expressly waives all rights under California Civil Code Section 1542, or any similar provision of law.
     Section 1542 provides that:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

          (d) No Amendment.  This release is not intended to be, and shall not
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     be construed as, a waiver or amendment of the covenants and agreements in the Documents (other than the representations, warranties and certifications referred to in paragraph (a) above), and the parties agree that the covenants and agreements in the Documents (other than the representations, warranties and certifications referred to in paragraph (a) above) shall be strictly adhered to.

     4.   Full Force and Effect.  Except as modified, amended or supplemented
          ---------------------
above, all rights, terms and conditions of the Agreement shall remain in full force and effect.

     5.   Governing Law.  This Amendment shall be construed and enforced in
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accordance with, and the rights be governed by and construed under the laws of the State of Delaware (irrespective of its choice of law principles).

     6.   Counterparts.  This Amendment may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first written above.


                              GENSIA SICOR INC.


                              By:  /s/ John W. Sayward
                                  ______________________________
                                 Name: John W. Sayward
                                 Title: Vice President, Finance, Chief
                                        Financial Officer and Treasurer

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                              HEALTH CARE CAPITAL PARTNERS, L.P.

                              By:   FERRER FREEMAN THOMPSON & CO. LLC, its
                                    General Partner


                              By: /s/ Robert T. Thompson
                                  ______________________________
                                Name: Robert T. Thompson
                                Title: Manager


                              HEALTH CARE EXECUTIVE PARTNERS, L.P.

                              By:   FERRER FREEMAN THOMPSON & CO. LLC, its
                                    General Partner

                              By: /s/ Robert T. Thompson
                                  ______________________________
                                Name: Robert T. Thompson
                                Title: Manager


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